Exhibit 10.10

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 13 April 2011	Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

A.P. Moller Singapore Pte. Ltd.
200 Cantonment Road, Southpoint #10-00
Singapore 089763
hereinafter called the Sellers, have agreed to sell, and
Mili Shipping Company Inc. of Trust Company Complex
Ajeltake Road
Ajeltake Island, Majuro
Marshall Islands MH 96960
Performance of Mili Shipping Company Inc. of Trust Company Complex to be guaranteed by
Diana Containerships Inc. of Trust Company Complex
Ajeltake Road
Ajeltake Island, Majuro,
Marshall Islands MH 96960
hereinafter called the Buyers, have agreed to buy
Name: M/V “Maersk Malacca”
Classification Society/Class: ABS

Built: 1990	By: Mitsui, Japan
Flag: Singapore	Place of Registration: Singapore
Call Sign: 9VIN7	Grt/Nrt: 49874/31357

~~Register~~ IMO Number: 8904123
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modem form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.	Purchase Price US$24,000,000 (United States Dollars Twenty Four Million) to Sellers in cash, hereinafter called the Purchase Price.

2.	Deposit
As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 banking days ~~from the date of this~~ after the contract has been signed by both parties by e-mail or by fax and all subjects have been lifted, whichever is later. ~~Agreement~~. This deposit shall be placed with a first-class international bank to be nominated by Sellers and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Copyright: Norwegian Shipbrokers’ Association, Osio, Norway.	Printed by BIMCO’s idea

Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.
3.	Payment
The said Purchase Price shall be paid in full free of bank charges, plus or minus any amount agreed between the Sellers and the Buyers, to a first-class international bank to be nominated by Sellers on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.
4.	Inspections
a)*	The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in Kwangyang on 17th of October 2010 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

b)*	 ~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within The Sellers shall provide for inspection of the Vessel at/in The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessei without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30 (thirty), 20 (twenty), 15 (fifteen), 7 (seven) and 3 (three) days notice of the estimated time of arrival and 1 (one) day definite notice at the ~~intended place of drydocking/underwater inspection/~~ of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible anchorage or berth-~~or~~
~~anchorage at/in~~ Caribs, including Manzanillo and Balboa, West Coast South America (Panama, Columbia, Chile, Peru), UK, the Netherlands and Greece in the Sellers’ option.

Expected time of delivery: 20 May 2011 to 20 June 2011 in Sellers option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30 June 2011, in the Buyers’ option.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

a)**	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*~~.

b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their risk and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. In case Class imposes a condition/recommendation, then the underwater inspection/divers company expenses are to be for the account of Sellers. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port. Buyers superintendent to have the right to attend. The Sellers are to require the Class to attend such underwater inspection at the Sellers cost.

(ii) ~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

If the rudder, propeller, bottom or other underwater parts below the deepest load line are found to be broken, damaged or defective so as to affect the Class of the Vessel and the Classification Society approves the postponement of such repairs/rectification of conditions/recommendations until the next periodical drydocking, then the Vessel is to be delivered without drydocking and repairs, with the Sellers making a cash settlement to the Buyers for such repairs/recification which is to be calculated on the basis of the average quotation received from 2 (two) reputable shipyards, 1 (one) obtained by each party. The said compensation is to be deducted from the purchase price at the time of delivery.

However, if such damage affects the Class of the Vessel and repairs/rectification of conditions/recommendations cannot be postponed by Classification Society until the next periodical drydocking, then, unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers will arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the underwater parts of the Vessel below the deepest load line, the extent of the inspection being in accordance with the Classification Society rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

the Class of the Vessel, such defects will be made good by the Sellers at their expense to the satisfaction of the Classification Society without conditions/recommendations. In such event, the Sellers are to pay also for the cost of the underwater inspection and the attendance of the Classification Society.
(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.
c)	If the Vessel is drydocked pursuant to Clause 6a) or 6b) above
(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.
(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.
(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.
(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.
(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.
7.	Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but sparse on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

replace spare parts including spare tail - end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):
~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
~~Payment under this Clause shall be made at the same time and place- and in the same currency as the Purchase Price.~~
Bunkers to remain the Sellers’ property during handover. The Buyers are to buy back same upon redelivery from time charter. Same shall be covered by the charter party with logical amendments.
The Buyers shall take over remaining unused lubricating oils (in tanks or in broached/unbroached drums) at the time of delivery paying the Sellers net Oil Major prices for last supply port.
Exclusion list:
- Reefer container unit spare parts
- Power packs for reefer containers with related plugs, cords and extension cables
- Manuals for reefer units
- Logbooks for deck/engine, but Buyers can take copies of same
- Unitor and/or drew bottles
- Master’s officers and crew’s personal effects
- Welfare equipment limited to games consoles, DVD’s and games software
- Pictures and paintings
- Documents directly related to present ownership
- Documents which have to be returned to the authorities
- All forms etc. which are related to the present ownership
- The Vessel’s maintenance system for hull and machinery, however buyers have the right to take copies
- Computer software for PC’s which are either developed by or licensed to the Sellers except loadmaster computer which is included in the sale
- Digital cameras and mobile telephones
- Meteorological equipment supplied by NOAA
- Vessel specific and Sellers company stamps
- PPE/Maersk boiler suits
- Video on demand to be returned to Videotel
- Fleet broadband internet SIM card
The Sellers confirm one spare propeller available for Maersk Malacca (located in Singapore).
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.
8.	Documentation
The place of closing: Nordea Bank Finland Plc - London Branch or Copenhagen Branch.
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:
a)	Legal Bill of Sale in a form recordable in The Republic of the Marshall Islands (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)	Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)	Any such additional documents as may reasonably be required by the Buyers financiers or the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement. Such request shall be made latest 15 days prior the expected date of delivery.
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.
9. Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
10. Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11. Condition on delivery
The Vessel with everything belonging to her will ~~shall be at the Sellers’ risk and expense until she is~~
~~delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall~~ be delivered and taken over in the same condition as ~~she was~~ at the time of inspection, fair wear and tear excepted.
~~However, the~~ The Vessel ~~shall~~  is to be delivered with her class fully maintained without ~~condition/~~recommendation and with all survey cycles for hull and machinery up to date, and free of avarage damage which is known to the Sellers and which affects Class and with her classification certificates and all national, international and trading certificates, as well as all other certificates the Vessel had at the time of inspection, to be clean, unextended and valid for a minimum of 3 (three) months at the time of delivery without conditions/recommendations by Class or relevant authorities. The Vessel is to be delivered with current inventory of lashing equipment, which to be verified by a joint survey between the representatives of the Buyers and the Sellers. In case of insufficient lashings, the Sellers are to make cash compensation to the Buyers at the time of delivery.*, ~~free of average damage affecting the Vessel’s class, and with her classification certificates-and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over~~
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~without inspection, the date of this Agreement shall be the relevant date.~~

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
12. Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings at their expense.
13. Buyers’ default
Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
14. Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15. Buyers’ representatives
After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. ~~upon arrival at on or about~~
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.
In any event the Buyers representatives are only to board the Vessel earliest 30 days prior to expected delivery.
16. Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the ~~Arbitration Acts 1950 and 1979~~ Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final. The LMAA terms from time to time shall apply.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out-of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to Arbitration at subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clause 17 to 19 inclusive as attached hereto shall form an integral part of this Agreement

For the Sellers:	For the Buyers:
A.P. Moller Singapore Pte. Ltd.	Mili Shipping Company
Inc. of Trust Company
Complex

/s/ JAN HOLM	/s/ Symeon Palios

Name: JAN HOLM	Name:	Symeon Palios
Title: Managing Director	Title:	Director and President

The Guarantors:
Diana Containerships Inc. of
Trust Company Complex

/s/ Ioannis Zafirakis

	Name:	Ioannis Zafirakis
	Title:	Director, Chief Operating
Officer, and Secretary
This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Additional Clauses to Memorandum of Agreement dated 13th April 2011
M/V “MAERSK MALACCA”

Clause 17	Arab Boycott League

The Sellers are to confirm that to the best of their knowledge and belief the Vessel is not blacklisted by the Arab Boycott League in Damascus, Syria, or by any organization or national authority.

Clause 18	Entire Agreement

This Agreement constitutes the only and entire agreement between the parties and supersedes and replaces any prior written or oral agreements, representations, statements or understandings between the Buyers and the Sellers relating to its subject matter.

Each party confirms that it has not entered into this Agreement on the basis of any representation or statement which is not expressly incorporated into this Agreement. Without limiting the generality of the foregoing, neither party shall have any remedy in respect of any untrue representation or statement made to him upon which he may have relied in entering into this Agreement, and a party’s only remedy is for breach of contract. However, nothing in this Agreement purports to exclude liability for any fraudulent statement or act.

This Agreement shall not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an addendum in writing signed by a duly authorised representative of each of the parties to this Agreement.

Clause 19	Confidentiality

Negotiations are to be kept strictly private and confidential between the parties involved, subject however to any disclosure requirements of the U.S. SEC and the Stock Exchange. Should however details of the sale become known or reported on the market, neither the Buyers nor the Sellers will have the right to withdraw from the sale or the right to fail to fulfil their obligations under the MoA.
This Agreement has been drawn up and executed in 2 (two) originals, 1 (one) of which is to be retained by the Sellers and 1 (one) of which is to be retained by the Buyers.